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                                                                    Exhibit 4(f)

                               FIXED ACCOUNT RIDER

This rider is made part of the basic contract/certificate to which it is attached. The date of issue of the rider is the same as that of the contract/certificate unless a different date is shown on the Contract/Certificate Specifications page. Except as provided in this rider, the Fixed Account is treated the same as an Underlying Fund.

When the Contract Owner or the Participant/Certificate Owner (hereinafter referred to as Participant) if so authorized, direct Us to do so, We will apply all or any part of the Purchase Payments to the Participant's Individual Account to the Fixed Account.

                                PURCHASE PAYMENTS

The Purchase Payments are the payments the Contract Owner and/or the Participant allocate to the Fixed Account. No Purchase Payment after the first is required to keep the Fixed Account in effect, as long as the contract/certificate is in effect.

We will apply the allocation of the first net Purchase Payment paid for the Fixed Account to provide Accumulation Units to the Fixed Account within two business days after it is received in good order at Our Office. We will apply any allocation of the net Purchase Payments after the first net Purchase Payment to the Fixed Account as of the day We receive it at Our Office.

                              VALUATION INFORMATION

For the purpose of the Fixed Account only, the VALUATION INFORMATION section of the basic contract/certificate is amended by deleting the following provisions:

     1.   "Number of Accumulation Units;"

     2.   "Accumulation Unit Value;" and

     3.   "Net Investment Factor;"

and the following provisions are added.

NUMBER OF ACCUMULATION UNITS

We will determine the number of Accumulation Units to be credited to the Fixed Account by dividing the net Purchase Payment applied to the Fixed Account by the applicable Accumulation Unit Value of the Fixed Account.

ACCUMULATION UNIT VALUE

We will determine the value of an Accumulation Unit for the Fixed Account on any day by multiplying:

     a)   the value on the immediately preceding date; by

     b) the net interest factor for the day on which the value is being determined.

NET INTEREST FACTOR

The net interest factor for a day is:

     1. the assured Net Interest Rate which is equivalent to the minimum guaranteed interest rate for the Fixed Account shown on the Contract/Certificate Specifications, plus

     2. any interest in excess of the assured Net Interest Rate credited at Our discretion, plus

     3.   1.000000.

                     INTEREST CREDITED TO THE FIXED ACCOUNT

[The interest rate for the Fixed Account is declared each calendar quarter and guaranteed for that calendar quarter. All purchase payments in the Fixed Account will receive the same interest rate for a given calendar quarter.]

Interest will be compounded and credited to the Fixed Account at a daily rate equivalent to the effective annual interest rate as determined by Us. The rate will never be less than the guaranteed minimum interest rate shown on the Contract/Certificate Specifications. Additional amounts may be credited by Us for the guaranteed interest periods.


L-22434 NYA                             1                               Ed. 9-06

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          TRANSFERS BETWEEN THE UNDERLYING FUNDS AND THE FIXED ACCOUNT

Amounts may generally be transferred from the Underlying Funds to the Fixed Account at any time. Amounts may be transferred from the Fixed Account to the Underlying Funds as described on the Contract/Certificate Specifications page. No transfers will be allowed between the Fixed Account and any Competing Fund in the Plan. We reserve the right to limit the number of transfers and percentage of Cash Value, as shown on the Contract/Certificate Specifications page, to be transferred from the Fixed Account to the Underlying Funds. The minimum number of transfers allowed would be one in any six-month period.

       TRANSFERS BETWEEN CONTRACTS NOT ISSUED BY US AND THE FIXED ACCOUNT

At the Written Request of the Contract Owner, or the Participant if so authorized, We will make available the Cash Surrender Value of the Fixed Account for transfer to contracts not issued by Us, subject to the restrictions on the Contract/Certificate Specifications page.

The right to limit the number of transfers and percentage of Cash Value to be transferred from the Fixed Account to contracts not issued by Us does not apply upon Contract Discontinuance.

TRANSFERS BETWEEN OTHER CONTRACTS AND CONTRACT/CERTIFICATES ISSUED BY US AND THE
                                  FIXED ACCOUNT

We may allow the Contract Owner, or the Participant if so authorized, to transfer funds held for You in another group annuity contract or contract/certificate issued by Us to the Fixed Account without incurring deferred sales charges or surrender charges to the funds being transferred. Once the transfer is complete and We have established an account for You at the direction of the Contract Owner or You if so authorized, new deferred sales charges or surrender charges may apply to the Fixed Account as shown on the Contract/Certificate Specifications page.

We may also allow the Contract Owner, or the Participant if so authorized, to transfer funds held by the Contract Owner for You in the Fixed Account to another contract or contract/certificate issued by Us without incurring deferred sales charges or surrender charges shown on the Contract/Certificate Specifications page to the funds being transferred. Once the transfer is complete and We have established a new account for You, new deferred sales charges or surrender charges may apply to the new contract or certificate in accordance with the provisions of the contract or certificate.

                       DISTRIBUTION FROM THE FIXED ACCOUNT

ALLOWABLE DISTRIBUTIONS

The Contract Owner, or the Participant if so authorized, may request allowable distributions shown on the Contract/Certificate Specifications page from the Fixed Account at any time. Upon receipt of a Written Request, We will pay the Contract Owner or the Participant if so authorized, the Cash Value of the Fixed Account as applicable for those allowable distributions.

SURRENDER FROM FIXED ACCOUNT CELLS

For the purpose of processing distributions from the Fixed Account, withdrawals are taken from the most recent "cell" first, and each subsequent cell is accessed for distributions in descending order on a Last-In, First-Out (LIFO) basis.

The Cash Surrender Value will be determined as of the Next Valuation Date following receipt of the Written Request. We will pay you the Cash Surrender Value in the Fixed Account no later than 60 days from the date of the Written Request. If a payment is deferred more than 10 working days from the date the request is received, interest will continue to be earned during the deferred period at the rate required by law or at the rate currently being credited under this rider, whichever is greater.


L-22434 NYA                             2                               Ed. 9-06

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                          CONTRACT/CERTIFICATE CHARGES

No Account Charge is applicable to the Fixed Account.

                       CONTRACT DISCONTINUANCE PROVISIONS

If the contract is discontinued, this contract/certificate and rider will also be discontinued, and no further Purchase Payments or transfers will be allowed. We will pay the Cash Value of the Fixed Account in one lump sum to the Contract Owner, or Participant if so authorized, no later than 30 days following the date of discontinuance. If we defer payment for 10 working days or more, interest will continue to be earned during the deferred period at the rate required by law or at the rate currently being credited under this rider, whichever is greater. No surrender charges nor market value adjustment will be assessed against the cash value of the Fixed Account if the contract is discontinued.


                                        METLIFE INSURANCE COMPANY OF CONNECTICUT
                                        [


                                        /s/ C. Robert Henrikson
                                        ----------------------------------------
                                        C. ROBERT HENRIKSON
                                        President and Chief Operating Officer  ]


L-22434 NYA                             3                               Ed. 9-06